Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
THE NEWSMARKET, INC.
and
TNM GROUP INCORPORATED
and
MEDIALINK WORLDWIDE INCORPORATED
Dated as of July 1, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2009 (this “Agreement”), by and between The Newsmarket, Inc. a Delaware corporation (“Parent”), TNM Group Incorporated, a Delaware corporation (“Merger Sub”), and Medialink Worldwide Incorporated, a Delaware corporation (the “Company”).

Parent is the owner of all the issued and outstanding capital stock of Merger Sub.  Parent desires to effect a merger of Merger Sub with and into the Company, with the Company as the surviving corporation in such merger (the “Merger”).

The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deemed it advisable and fair to and in the best interests of their respective companies and stockholders to consummate the Merger.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and holders of approximately 9% of the issued and outstanding shares of common stock of the Company, par value $.01 per share (“Company Common Stock”), together with the rights (the “Rights”) attached thereto pursuant to that certain Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of August 16, 2001, between the Company and Mellon Investor Services LLC (the “Rights Agent”) (each issued and outstanding share of Company Common Stock and the Rights attached thereto being hereinafter referred to as a “Share” and all issued and outstanding shares of Company Common Stock and the Rights attached thereto being hereinafter referred to collectively as “Shares”) are entering into voting agreements dated as of the date hereof (the “Voting Agreements”).

The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties do hereby agree as follows:

ARTICLE 1.
MERGER

Section 1.1       The Merger.  (a)  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged upon the terms and subject to the conditions hereof with and into the Company in accordance with the Delaware General Corporation Law, as amended (“DGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.

(b)           On the Closing Date, each of the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger (the “Effective Time”).

(c)           From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, including without limitation, certain severance obligations.

(d)           The closing of the Merger (the “Closing”) shall take place (i) at the offices of the Company, at 10:00 A.M., local time, on the second Business Day after the last of the conditions set forth in Article 8 hereof shall be satisfied or waived in accordance with this Agreement; or (ii) at such other place, time and date as Merger Sub and the Company shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.  For purposes of this Agreement, the term “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York are not required or authorized by law to be open for business.

Section 1.2       Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or the holder of any Shares or the holder of any shares of common stock of Merger Sub:

(a)           each Share which is outstanding immediately prior to the Effective Time (including each Share of restricted stock which is represented by a stock certificate issued to the holder of such restricted stock) shall (except as otherwise provided in paragraph (b) of this Section 1.2 or as provided in Section 1.4 hereof with respect to Shares as to which dissenters’ rights have been exercised) be converted into the right to receive $0.20 per Share from the Surviving Corporation, in cash, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing the Share as provided in Section 1.3;

(b)           each Share owned by Merger Sub or the Company or any other direct or indirect subsidiary of Merger Sub or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)           each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”) with the same rights, powers and privileges as the shares so converted.

Section 1.3       Surrender and Payment.   (a)  Prior to the Effective Time, Merger Sub shall appoint as agent (the “Exchange Agent”) a commercial bank or trust company, reasonably acceptable to the Company, for the purpose of exchanging certificates representing Shares for the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article 1.  Immediately prior to the Effective Time, Merger Sub shall deposit in trust with the Exchange Agent, cash or immediately available funds in an aggregate amount equal to the product of: (i) the total number of Shares outstanding immediately prior to the Effective Time (other than the Shares owned by Merger Sub or the Company and any direct or indirect subsidiary of Merger Sub or the Company); multiplied by (ii) the Merger Consideration (such amount being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Exchange Agent as directed by Merger Sub (so long as such directions do not impair the rights of the holders of Shares) in Permitted Investments, and any net earnings with respect thereto shall be paid to Merger Sub as and when requested by Merger Sub. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.3(b) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided herein. Promptly after the Effective Time, Merger Sub will send, or will cause the Exchange Agent to send, to each holder of record of Shares which immediately prior to the Effective Time were outstanding, other than holders of Shares canceled and retired pursuant to Section 1.2(b) hereof: (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Shares for payment therefor (the “Exchange Instructions”).  If for any reason (including losses), the Payment Fund is inadequate to pay the amounts to which the holders of record of Shares which, immediately prior to the Effective Time were outstanding (other than holders of Shares canceled and retired pursuant to Section 1.2(b) hereof), Parent shall take all actions necessary to cause the Surviving Corporation promptly to deposit in trust with the Exchange Agent, additional cash sufficient to make all payments required to be made to the holders of Shares which immediately prior to the Effective Time were outstanding (other than holders of Shares canceled and retired pursuant to Section 1.2(b) hereof) and Parent and the Surviving Corporation shall, in any event, be liable for payment thereof.

(b)           Each holder of Shares that have been converted into a right to receive the Merger Consideration which holders of such Shares are entitled to receive pursuant to this Article 1, upon surrender to the Exchange Agent of the Shares, together with a properly completed and executed letter of transmittal covering such Shares and any other documents reasonably required by the Exchange Instructions, will promptly receive the Merger Consideration payable in respect of such Shares as provided in this Article 1, without any interest thereon, less any required withholding of Taxes, and the certificates so surrendered shall immediately be canceled. Until so surrendered, each Share shall, at and after the Effective Time, represent for all purposes only the right to receive such Merger Consideration except as otherwise provided herein or by applicable law.

(c)           If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

(d)           If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares surrendered in exchange therefor, it shall be a condition to such payment that Shares so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent may make any Tax withholdings required by law if not provided with the appropriate documents. For purposes of this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e)           After the Effective Time the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares. If, after the Effective Time, Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

(f)           Any portion of the Payment Fund that remains unclaimed by the holders of Shares 180 days after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) shall be returned to the Surviving Corporation, upon demand, and any such holder of Shares who has not exchanged his or her Shares for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of Shares (subject to abandoned property, escheat and other similar laws) as general creditors thereof.  If any Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for an amount paid to a public official pursuant to applicable abandoned property, escheat or other similar laws.

(g)           Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) to pay for Shares for which dissenters’ rights have been perfected shall be returned to the Surviving Corporation, upon demand made no earlier than 180 days after the Effective Time.

(h)           All cash paid upon the surrender for exchange of certificates formerly representing Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

Section 1.4       Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.2 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

Section 1.5       Stock Options.   (a)  Effective as of the date hereof, each outstanding option to purchase Shares (individually a “Director Option” and collectively “Director Options”) granted under the Medialink Worldwide Incorporated Amended and Restated 1996 Directors Stock Option Plan (the “Director Option Plan”) and each outstanding option to purchase Shares (individually an “Employee Option” and collectively “Employee Options”) granted under the Medialink Worldwide Incorporated Amended and Restated Stock Option Plan as adopted as of January 31, 1996 (the “Employee Option Plan”), whether or not any such Director Options or Employee Options are then exercisable (Director Options and Employee Options being sometimes hereinafter referred to individually as an “Option” and collectively as “Options”), shall be exercisable in full at the price per Share as established for each such Option.  Thereafter, effective immediately prior to the Effective Time, each outstanding and unexercised Option to purchase any Share shall be converted by the Company into the right to receive from the Company, on the Closing Date, in consideration for any such Option, an amount in cash equal to the product of: (i) the number of Shares subject to such Option (other than any portion of such Option which has previously been exercised); and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share in effect with respect to such Option, reduced by the amount of withholding or other Taxes required by law to be withheld with respect to such payment.  Any Option (including tandem stock appreciation rights, if any, granted in connection with such Option) which, as of the Effective Time, has not been exercised and which provides an exercise price for the purchase of a Share which is greater than the amount of the Merger Consideration payable for each Share, shall, at the Effective Time, be cancelled without consideration and the holders of any such Options (including any tandem stock appreciation rights granted in connection with any such Options) shall have no further rights whatsoever under the terms of any such Options.  On the Closing Date, the Surviving Corporation will make the payments required to be made by this Section 1.5(a).  Parent and Merger Sub will deposit or cause to be deposited sufficient funds with the Company at the Closing to make the payments required by this Section 1.5(a).

(b)           Any provision under plans, programs or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase Shares or any other equity interest in the Company under the Director Option Plan, Employee Option Plan or any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary.

(c)           Prior to the Effective Time, the Board of Directors of the Company (the “Board of Directors”) (or, if appropriate, any committee administering the Director Option Plan or the Employee Option Plan) shall adopt such resolutions and take such actions as are necessary to carry out the terms of this Section 1.5.

Section 1.6       Warrants.   (a)  Effective as of the Effective Time, each outstanding warrant to purchase Shares (individually a “Warrant” and collectively “Warrants”) listed on Section 1.6 of the Company Disclosure Schedule shall be cancelled and converted into a right to receive an amount of cash equal to the Black Scholes value of the Warrant as determined in accordance with each such Warrant as reduced by the amount of withholding or other Taxes required by law to be withheld with respect to such payment.

(b)           Promptly after the Effective Time, the Surviving Corporation will send to each holder of record of Warrants set forth on Section 1.6 of the Company Disclosure Schedule (i) a letter of transmittal for use in exchanging the Warrants (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Warrants to the Surviving Corporation); and (ii) instructions for use in effecting the surrender of the Warrants for payment therefor.

(c)           The Surviving Corporation will make the payments required to be made by this Section 1.6 to each Warrant holder upon receipt from the holder of the Warrant together with a letter of transmittal.  Such payments will be made no later than the later of (i) ten (10) Business Days after the Effective Time and (ii) five (5) Business Days following the receipt of the aforementioned documents.  Parent and Merger Sub will deposit or cause to be deposited sufficient funds with the Company to make the payments required by this Section 1.6.

ARTICLE 2.
THE SURVIVING CORPORATION

Section 2.1       Certificate of Incorporation.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall provide that the name of the Corporation shall be “Medialink Worldwide Incorporated.” Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

Section 2.2       By-laws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.3       Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier death, resignation or removal: (a) the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall become the officers of the Surviving Corporation.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Merger Sub concurrently with this Agreement, which shall make reference to the particular Section of this Agreement to which such disclosure relates (the “Company Disclosure Schedule”) as of the date hereof:

Section 3.1       Corporate Existence and Power.   (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except for such jurisdictions in which the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws. For purposes of this Agreement, “Material Adverse Effect” or “Material Adverse Change” means with respect to any entity, any change, circumstance, event or effect that is materially adverse to: (i) the business, operations, results of operations or financial condition of such entity and its subsidiaries taken as a whole or (ii) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such change, circumstance, event or effect is reasonably attributable to: (A) general economic conditions in the United States (including prevailing interest rate and stock market levels) to the extent not disproportionately affecting the applicable Person as compared to other Persons in the same industry; (B) the general state of the industries in which such entity operates to the extent not disproportionately affecting the applicable Person as compared to other Persons in the same industry; (C) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by this Agreement; or (D) a deterioration in the financial condition of the entity occurring for reasons other than the damage, destruction or loss of ownership of any of its material assets of except when, in the case where the entity is the Company, as a result of the deterioration in the Company’s financial condition: (i) the Company is unable to satisfy the conditions to the obligations of Parent and Merger Sub to consummate the Merger; or (ii) the relationship between the Company and its customers, suppliers and employees (other than the Severance Participants (as hereinafter defined)) is reasonably determined by Parent and the Company to be materially damaged.

(b)           The Company has previously made available to Parent or Merger Sub true and complete copies of the certificate of incorporation and by-laws of the Company, as currently in effect.

Section 3.2       Corporate Authorization.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and, subject to approval by the stockholders of the Company as provided for in the following sentence, all necessary corporate power and authority to consummate the Merger and the other transactions contemplated hereby.  Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of Shares representing at least a majority of all the votes entitled to be cast on the Merger, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

Section 3.3       Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions (including the Merger) contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any United States Federal, state, local or foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or other body (“Governmental Entity”) other than: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; (c) compliance with the applicable requirements of state securities or “blue sky” laws; (d) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company conducts any business or owns any assets; and (e) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.4       Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (with or without notice or lapse of time or both), assuming compliance with the matters referred to in Section 3.3 hereof and subject to Section 7.2 hereof: (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company; (b) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to the Company; (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to the Company) under: (i) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of the Company’s properties or assets may be bound; or (ii) the terms, conditions or provisions of any permit relating to the operation of the business of the Company; or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company, with such exceptions with respect to the matters referred to in clauses (b) through (d) as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, claim, security interest or encumbrance of any kind in respect of such asset.

Section 3.5       Capital Stock.   (a)  The authorized capital stock of the Company consists of seventeen million seven hundred seventy six thousand fifty seven (17,776,057) shares, fifteen million (15,000,000) of which shares are shares of common stock, par value $.01 per share and two million seven hundred seventy six thousand fifty seven (2,776,057) of which shares are preferred stock.  As of June 30, 2009, there were: (i) 6,428,059 Shares outstanding; (ii) an aggregate of  430,000 Shares reserved for issuance upon exercise of outstanding Director Options under the terms of the Director Option Plan; (iii) an aggregate of 2,270,808 Shares reserved for issuance upon exercise of outstanding Employee Options under the terms of the Employee Option Plan; and (iv) an aggregate of 2,229,020 Shares reserved for issuance upon exercise of the Warrants (as defined in Section 1.6) and conversion of certain debentures. Section 3.5 of the Company Disclosure Schedule sets forth a list of the names of the holders and the exercise prices and number of Shares which may be acquired for all outstanding Options which have an exercise price lower than the Merger Consideration, to the extent not exercised as of the date hereof.  Other than the Options (as defined in Section 1.5) and the Warrants the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)           All outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  Except as set forth in paragraph (a) of this Section 3.5, no Stock Rights (as defined below) are authorized, issued or outstanding with respect to the capital stock of the Company. Except as set forth in paragraph (a) of this Section 3.5 and except for changes since June 30, 2009 resulting from the exercise of Options outstanding on such date, there are: (x) no shares of capital stock or other voting securities of the Company; (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; and (z) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities (or cash or other property in lieu of such stock or securities) of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities other than as set forth in Section 1.5 hereof.  For purposes of this Agreement, “Stock Rights” mean (i) subscriptions, calls, warrants, options, rights and other arrangements or commitments of any kind which obligate an entity to issue or dispose of any of its capital stock or other equity securities, (ii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities, and (iii) stock appreciation rights, performance units and other similar stock based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

(c)           The Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company.

Section 3.6       Subsidiaries.  Section 3.6 of the Company Disclosure Schedule lists each corporation, limited liability company or other entity in which, at any time during the period beginning January 1, 2008 and ending on the date hereof, more than fifty percent (50%) of the issued and outstanding voting capital stock or other equity interests was directly or indirectly owned by the Company (each such corporation, limited liability company or other entity being hereinafter a “Subsidiary” and collectively “Subsidiaries”).  As of the date hereof, the Company has no Subsidiaries.

Section 3.7       SEC Filings.   (a)  Since January 1, 2006, the Company has timely filed (taking into account applicable extensions) with the U.S. Securities and Exchange Commission (the “SEC”) all forms, reports, statements, schedules and other documents required to be filed by the Company pursuant to the federal securities laws (the “Company SEC Filings”).  As of their respective dates, the Company SEC Filings:  (i) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as applicable; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.  Each of the Company SEC Filings which is filed subsequent to the date of this Agreement and prior to the Effective Time will comply, in all material respects, with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.  To the Company’s knowledge, there has been no event, development, or circumstance which would cause the Company to be required to amend any of the Company SEC Filings pursuant to the federal securities laws.  The Company is in compliance with the provisions of the Sarbanes-Oxley Act and the rules and regulations thereunder, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(b)           The Company has previously delivered or made available to Parent or Merger Sub, copies of all comment letters received by the Company from the SEC since December 31, 2006 relating to the Company SEC Filings together with all written responses of the Company thereto.  To the Company’s knowledge, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  To the Company’s knowledge, none of the Company SEC Filings is the subject of any ongoing review by the SEC.  The Company has previously delivered or made available to the Parent or Merger Sub: (i) its annual report on Form 10-K for the fiscal year ended December 31, 2008; and (ii) all of its other forms, reports, statements, schedules and other documents filed with the SEC under the Exchange Act since December 31, 2008 (the items described in clauses (i) and (ii) are collectively referred to as the “Recent Filings”).

(c)           The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the license or exclusive ownership and direct control of the Company or its accountants, except for any non-license, non-exclusive ownership or non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence.  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles, consistently applied throughout the periods covered thereby (“GAAP”), including that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis (“Internal Controls”).  The Company (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Filings, and (y) has disclosed, based on its most recent evaluation as of December 31, 2008, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of Internal Controls which could adversely affect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its Internal Controls.  The Company has made available to Parent, true, correct and complete copies of the Audit Committee minutes and materials distributed to the Audit Committee in connection therewith for the period December 31, 2007 through the date of this Agreement.

Section 3.8       Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Recent Filings (the “Financial Statements”) or incorporated by reference: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP; and (c) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the Company’s consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (except (x) in the case of unaudited interim statements, pro forma financial information, normal year-end adjustments and the absence of notes and (y) as otherwise indicated in such Financial Statements and the notes thereto).

Section 3.9       Undisclosed Liabilities.  Except as set forth in the Financial Statements, the Company has no material liabilities or obligations (whether accrued, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto, prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that, in the Company’s judgment, is likely to result in any such liabilities or obligations except for liabilities and obligations: (a) incurred in the ordinary course of business consistent with past practice since December 31, 2008; or (b) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.10     Information in Disclosure Documents.  None of the information supplied by the Company for inclusion or incorporation by reference in: (a) the proxy or information statement of the Company (the “Proxy Statement”) to be filed with the SEC in connection with the Merger, and any amendments or supplements to any thereof; or (b) any other document filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) (excluding any information supplied in writing by Parent or Merger Sub specifically for inclusion therein) will, at the respective times filed with the SEC or any other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date that it or any amendment of supplement is mailed to the stockholders of the Company in connection with the meeting of the stockholders of the Company (the “Meeting”) required to approve the Merger and at the time of the Meeting contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply, in all material respects as to form, with all requirements of the Securities Act and the Exchange Act, as applicable.

Section 3.11     Absence of Certain Changes.  Except as disclosed in the Recent Filings or as contemplated by this Agreement: (a) the Company has conducted its business in the ordinary course, consistent with its past practices; (b) there has not been any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (c) there has not been any action, nor any authorization, commitment or agreement by the Company with respect to any action that, if taken after the date hereof would be prohibited by the provisions of Section 5.1 hereof.

Section 3.12     Litigation.  Except as disclosed in the Recent Filings, there is no suit, action or proceeding (or any investigation of which the Company is aware) pending against (or, to the knowledge of the Company, threatened against or affecting) the Company that: (a) would, individually or in the aggregate, be  likely to have a Material Adverse Effect on the Company; or (b) challenges the validity or propriety of, or seeks to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.  In addition, except as disclosed in the Recent Filings, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that would, individually or in the aggregate, be likely to have a Material Adverse Effect on the Company.

Section 3.13     Taxes.   (a)(i) All material Tax returns and reports (including information returns and reports and any schedules or attachments thereto) and amended or substituted returns and reports required to be filed with any Taxing Authority (as defined below) prior to the Effective Time by or on behalf of the Company or any Subsidiary (collectively, the “Returns”), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date); (ii) all Returns were (and, as to any Returns not filed as of the date hereof, will be) correct and complete in all material respects and were (and, as to any Returns not filed as of the date hereof, will be) prepared in substantial compliance with all applicable laws and regulations; (iii) all Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, withheld or adequately provided for on the Financial Statements; (iv) the Company has and its Subsidiaries have made or will have made all required estimated Tax payments due on or before the Effective Time; (v) the charges, accruals and reserves for deferred Taxes reflected on the Financial Statements of the Company and its Subsidiaries are adequate to cover such Taxes; (vi) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (vii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Returns; (viii) to the Company’s knowledge, there are no pending or threatened claims against or with respect to the Company or any of its Subsidiaries in respect of any Tax or assessment; (ix) there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, except Liens for current Taxes not yet due; (x) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (“Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations filing a consolidated, combined or unitary Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xii) neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and (xiii) within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(b)           For the purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (i) all taxes of any kind, including but not limited to those on or measured by or referred to as income, alternative or add-on minimum tax,  gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other similar assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority, domestic or foreign, (a “Taxing Authority”) responsible for the imposition of any such tax; and (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) of this paragraph (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period.

Section 3.14     ERISA and Employment Matters.   (a)  Section 3.14(a)(i) of the Company Disclosure Schedule sets forth a list of all material Plans.  “Plans” shall mean all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Pension Plan”), all “employee welfare benefit plans” (as defined in Section 3(l) of ERISA) (each, a “Welfare Plan”), all bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control compensation, death benefit and fringe benefit plans, and all material employment agreements maintained, sponsored, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability for the benefit of any current or former employee or other beneficiary, except in each case for any plan or agreement required to be provided pursuant to any federal, state, local or foreign law or regulation.  No Plan is or at any time within the six calendar years preceding the date of this Agreement has been a “multiemployer plan” within the meaning of Section 3(37) of ERISA which is subject to Title IV of ERISA or a plan that has two or more contributing sponsors at least one of which is not under common control, within the meaning of Section 4063 of ERISA.  Section 3.14(a)(iii) of the Company Disclosure Schedule sets forth all material collective bargaining agreements covering employees of the Company.

(b)           With respect to each Plan (to the extent applicable), the Company has provided or made available or will provide or make available prior to the consummation of the Merger, to Merger Sub, true and complete copies of: (i) the current Plan documents, including all amendments and summary plan descriptions; (ii) each trust agreement relating to such Plan; (iii) the most recent annual report (Form 5500 Series) required to be filed with the IRS; (iv) the most recent actuarial report or valuation; and (v) the most recent determination letter issued by the IRS.

(c)           All Plans have been established and administered in all material respects in compliance with their terms and with the requirements of any applicable law, including, but not limited to ERISA and the Code.

(d)           No Pension Plan subject to Title IV of ERISA for which the Company or a Subsidiary of the Company was the contributing sponsor was terminated within six years prior to the date hereof, or was terminated more than six years prior to the date hereof unless the Company has no material contingent or actual liability with respect to such Plan as of the date hereof (other than in a standard termination pursuant to Section 4041 of ERISA). With respect to each Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan; and (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in a transaction that may give rise to liability under Sections 4064 or 4069 of ERISA. Neither the Company nor any Subsidiary is subject to any Lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Company nor any Subsidiary has any material liability for unpaid contributions with respect to any Pension Plan. Neither the Company nor any Subsidiary is required to provide security to a Pension Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries under Section 401(a) (29) of the Code. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company or any of its Subsidiaries and is intended to be qualified and Tax-exempt under the provisions of Code Sections 401(a) and 501(a) has received a determination letter that it is so qualified and the Company has no knowledge of any facts which would adversely affect its qualified status.  The Company and its Subsidiaries have paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event. No filing has been made by the Company or any Subsidiary with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of, or the appointment of a trustee to administer, any Pension Plan by the PBGC. With respect to any “multiemployer plan” (as defined in Section 3(37) or 4001(a) (1) of ERISA) to which the Company or any Subsidiary contributes or with respect thereto has any liability and which is subject to Title IV of ERISA, no event has occurred in connection with which the Company or any Subsidiary could have any material liability.

(e)           Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any trustee or administrator of any Plan, has engaged in a “prohibited transaction” as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that could give rise to any material Tax or penalty under Section 4975.

(f)           At the end of its most recent plan year, each Plan to which Section 412 of the Code or Section 302 of ERISA is applicable satisfied the minimum funding standards provided for in such Section and all required installments (within the meaning of Section 412(m) of the Code or Section 302(e) of ERISA), the due date for which is after the end of the most recent plan year but prior to the date hereof, have been made.

(g)           Each Welfare Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries and which is a “group health plan” as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.  To the knowledge of the Company, no circumstances exist that could result in, any material liability to the Company or any of its Subsidiaries as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)           With respect to any plan covering employees or former employees of any Subsidiary organized under the laws of or doing business in any country other than the United States which if maintained or administered in or otherwise subject to the laws of the United States would be an “employee pension benefit plan” as defined in Section 3(2) of ERISA (except for any such plan providing for benefits which are required pursuant to any foreign law or regulation), to the knowledge of the Company, each such plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the Tax status of contributions to, earnings of or distributions from such plans where each such plan was intended to have such Tax status) and has been maintained in good standing with applicable regulatory authorities.

(i)           Except for the Option Plans and those certain employment agreements listed on Section 3.14(a)(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.  As of the date hereof, the Company has provided to Parent, with respect to each individual who may be a “disqualified individual” for purposes of Section 280G of the Code, information sufficient such that Parent may calculate the amount of any “parachute payments” (within the meaning of Section 280G of the Code) that will be payable in connection with the Merger (alone or in conjunction with any other events).

(j)           Except as is not reasonably likely to result in material liability to the Company or material liability to any employee of the Company, each Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A of the Code) has, at all times been administered in compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.   Each Option has been granted with an exercise price not less than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date and the term of no Option has been extended after the grant date of such Option.

(k)           The representations and warranties set forth in Sections 3.14(d) and (f) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is in the same “controlled group” (as defined in Section 4001(a) (14) of ERISA or Section 414(b), (c), (m) or (o) of the Code) as the Company or any Subsidiary of the Company.

Section 3.15     Financial Advisers’ Fees.  Except for the Financial Advisor, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company, any Subsidiary of the Company, Merger Sub or any of their respective affiliates as a result of consummation of the transactions contemplated by this Agreement. A true, complete and correct copy of the engagement letter between the Company and North Haven Partners, Inc. (the “Financial Advisor”) has been provided to Merger Sub.

Section 3.16     Environmental Laws and Regulations.  (a)  Except as disclosed in the Recent Filings: (i) the Company is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) the Company has not received written notice of, and is not the subject of, any action, or, to the knowledge of the Company, any cause of action, claim, investigation, demand or notice by any Person or entity alleging liability under or noncompliance with any Environmental Law or for personal injury or property damage relating to the release of hazardous substances at or migration from any facility owned or operated by the Company or any of its current or former Subsidiaries (an “Environmental Claim”); (iii) to the knowledge of the Company, there have been no releases of hazardous substances at any facility owned or operated at any time by the Company or its former Subsidiaries, the response costs or natural resource damages for which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; and (iv) wastes generated by the Company or any of its former Subsidiaries have not been transported or disposed of in violation of, or in a manner which could give rise to liability under, any Environmental Laws which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.

(b)           Except as disclosed in the Recent Filings, there are no Environmental Claims which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any Person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law. To the knowledge of the Company, no facts exists which reasonably would form the basis for any such Environmental Claim.  The Company has not agreed to indemnify any Person with respect to any Environmental Claims.

(c)           None of the property owned by the Company is subject to any Lien established under any Environmental Laws.

(d)           The Company has made available to Parent true, complete and correct copies of any reports, studies, or tests possessed by the Company related to environmental conditions or compliance with Environmental Laws at any facility owned or operated at any time by the Company or its former Subsidiaries.

Section 3.17     Intellectual Property.  The Company is the owner of or has sufficient rights to use all items of intangible property, including, without limitation, trademarks and service marks (whether or not registered or applied for registration), trade names, brand names, patents, patent applications, inventions (whether or not patented), trade secrets, know-how, domain names, copyrights (whether or not registered or applied for registration), and all other items of intangible property (collectively, “Intellectual Property”), which, individually or in the aggregate, are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, free and clear of any Liens.  Section 3.17 of the Company Disclosure Schedule contains a list of all Intellectual Property which is the subject of any application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.  The Company is the owner of, has sufficient rights to use, or is a licensee under a valid license for, all Intellectual Property which is used in the business of the Company as currently conducted, except where the failure to own or have sufficient rights to use or have a valid license to such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no claims pending or, to the Company’s knowledge, threatened, that the Company or any of its Subsidiaries is infringing or in violation of any Intellectual Property of any third party which is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property rights of the Company which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.

Section 3.18     Compliance With Laws.  Except as disclosed pursuant to any other Section of this Article 3, the Company is not and has not received any written notice to the effect that it is (or that the manner in which any of them conducts its business is), in breach or violation of, or in default under, any term or provision of any law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets and the effect of which breach, violation or default, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.  The Company has in effect, all material licenses, permits, certificates, waivers, consents, franchises, exemptions and variances required to be obtained by the Company in connection with its ownership and leasing of its assets and properties and the conduct of its businesses and operations as currently conducted (hereinafter collectively “Permits”).  The Company has complied in all material respects with the terms of the Permits, the Company has not received any notice from any Governmental Entity that it is in violation of any of the terms or conditions of any of the Permits and, to the knowledge of the Company, no event has occurred which (with or without the giving of notice or lapse of time or both) would result in a breach, termination or cancellation of any of the Permits.

Section 3.19     Rights Agreement.  The Company has taken all actions necessary to render the Rights issued under the Rights Agreement inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

Section 3.20     Title to Assets.  The Company owns or has valid leasehold or license interests in, all assets used in the conduct of its business except where the absence of such ownership, leasehold or license interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all real property  and all interests in real property currently owned by the Company together with a correct and complete list of all real property leased, subleased or otherwise occupied by the Company.

Section 3.21     Contracts.  (a)  Section 3.21(a) of the Company Disclosure Schedule sets forth a list of all contracts of the Company: (i) that are required to be disclosed pursuant to Item 601 of Regulation S-K of the SEC; (ii) that are noncompetition or similar contracts that materially restrict the geographic or operational scope of the Company’s businesses or the ability of the Company to enter into new lines of business (other than: (A) exclusive distribution agreements providing for the right of a Person to sell the products of the Company on an exclusive basis within a defined territory; (B) sales agreements for private label products which restrict the Company from selling such products to other Persons; and (C) other similar sales or distribution contracts entered into in the ordinary course of business); (iii) that are loan agreements, letters of credit, indentures, notes, bonds, debentures, mortgages or any other documents, agreements or instruments evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $25,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business); (iv) that may result in total payments by the Company over the term of any such contract in excess of $25,000, other than leases of real property that, by their respective terms, are not terminable within one year; (v) that is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company or any of its Subsidiaries is a party or an obligor with respect thereto; (vi) that is an agreement with any trustee, director or employee of the Company earning in excess of $75,000 per annum in base compensation and cash bonus or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 promulgated under the Exchange Act) of any such trustee, director or employee; (vii) that provides for indemnification or similar obligations pursuant to which the Company could reasonably be expected to incur costs in excess of $20,000 (other than (A) with respect to any underwriting agreements with respect to the Company’s securities, (B) agreements with third party administrators or trustees of Plans, or (C) agreements with financial institutions with respect to indebtedness for borrowed money) or with respect to any Environmental Claim; (viii) under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for a consideration in excess of $100,000; (ix) that is a partnership or joint venture agreement with any third party or parties; (x) that is a license relating to any Intellectual Property; or (xi) that is a lease for real property with aggregate annual rent payments in excess of $100,000 (collectively, the “Significant Contracts”). Prior to the date hereof, the Company has made available to Parent or Merger Sub true, complete and correct copies of each Significant Contract.

(b)           With respect to each Significant Contract: (i) there is no default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Significant Contract which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; and (ii) such Significant Contract is a legal, valid and binding obligation of the Company, is in full force and effect and is enforceable against the Company and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

Section 3.22     Labor and Employment Matters.  The Company is not a party to, bound by or currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization relating to employees.  None of the employees of the Company is represented by any union with respect to his or her employment by the Company.  There is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or, to the knowledge of the Company, threatened against the Company.  The Company is in compliance in all material respects with all applicable laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and is not engaged in any unfair labor practice.

Section 3.23     Insurance Policies.  Section 3.23 of the Company Disclosure Schedule lists all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company (collectively, the “Insurance Policies”).  All of the Insurance Policies or renewals thereof are in full force and effect and there is no material claim by the Company pending under any such Insurance Policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the Company that issued such Insurance Policies.  All premiums due and payable under the terms of such Insurance Policies have been paid and the Company is in material compliance with the terms of such Insurance Policies.  To the knowledge of the Company, there is no threatened termination of or material premium increase with respect to any such Insurance Policies.

Section 3.24     Prohibited Payments.  The Company and its Subsidiaries have not, directly or indirectly: (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and its Subsidiaries for any reason; (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or its Subsidiaries, which the Company or any of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

Section 3.25     Board Recommendation.  The Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present at the meeting: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company; (b) approved this Agreement and the transactions contemplated hereby, including the Merger; (c) taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the Merger; and (d) resolved to recommend that the holders of the Shares approve and adopt this Agreement and the transactions contemplated herein, including the Merger (the recommendation referred to in this clause (d) is referred to in this Agreement as the “Recommendation”).

Section 3.26     Required Company Vote.  The affirmative vote of at least a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s securities necessary to approve the Merger.

Section 3.27     Takeover Laws.  The Company and the Board of Directors have taken all action required to be taken by them in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations, including Section 203 of the DGCL.

Section 3.28     Transactions with Affiliates.  There are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not a creditor or debtor to, any Affiliated Person of the Company other than as permitted by applicable law and as part of the normal, customary terms of such Person’s employment or service as a director or employee with the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary of the Company is, or has been during the two-year period preceding the date hereof, a party to, or obligated pursuant to, any transaction or agreement with any Affiliated Person of the Company. For purposes of this Agreement, “Affiliated Person” means any director, executive officer (defined as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) or 5% or greater stockholder of the referenced Person, spouse or other Person living in the same household of such director, executive officer or stockholder, or any company, partnership or trust in which any of the foregoing Persons is an executive officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

Section 3.29     Customers; Suppliers.  None of the Company’s 50 largest (by dollar amount) customers or suppliers (in each case as of both the twelve month period ended December 31, 2008 and the six month period ending June 30, 2009) has terminated or, to the Company’s knowledge, intends to terminate or materially reduce its relationship with the Company.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company concurrently with this Agreement, which shall state with particularity the representation and warranty herein, including section reference, to which such disclosure relates:

Section 4.1        Corporate Existence and Power. (a)  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except for such jurisdictions in which the failure to be so qualified would not, either individually or in the aggregate, have a material adverse effect on Parent. Parent has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)        Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except for such jurisdictions in which the failure to be so qualified would not, either individually or in the aggregate, have a material adverse effect on Merger Sub.  Merger Sub has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 4.2        Corporate Authorization.  (a)  Parent has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

(b)        Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

Section 4.3        Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any Governmental Entity other than: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (c) state securities or “blue sky” laws; (d) such filings, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; and (e) such other actions, filings, approvals and consents, the failure to make or obtain which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

Section 4.4        Non-Contravention. (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the charter or by-laws of Parent; (ii) contravene or conflict with any provision of law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to Parent; or (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Parent) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which any of its properties or assets may be bound, with such exceptions with respect to the matters referred to in clause (iii) as would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

(b)        The execution, delivery and performance by  Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the charter or by-laws of Merger Sub; (ii) contravene or conflict with any provision of law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to Merger Sub; or (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Merger Sub) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Merger Sub is a party or by which any of its properties or assets may be bound, with such exceptions with respect to the matters refer to in clause (iii) as would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

Section 4.5        Information in Disclosure Documents. None of the information supplied by Parent and Merger Sub specifically for inclusion or incorporation by reference in: (a) the Proxy Statement; or (b) the Other Filings will, at the respective times filed with the SEC or any other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date that it or any amendment or supplement is mailed to the stockholders of the Company in connection with the Meeting, at the time of the Meeting and at the Effective Time contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply, in all material respects as to form, with all requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.6        Financial Advisers’ Fees. Neither Parent nor Merger Sub has retained or engaged any investment banker, broker, finder or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and, in the event of the consummation of the Merger, neither Parent nor Merger Sub will be responsible for the payment of any fees or commissions of any such investment banker, broker, finder or other intermediary.

Section 4.7        Financing. Merger Sub is a newly formed corporation which has conducted no business other than in connection with the transactions contemplated by this Agreement.  Parent has sufficient funds to effect the Merger, to fund the obligations of the Company with respect to Options and to assume the Severance Obligations.

Section 4.8        Litigation. Neither Parent not Merger Sub is a party to any pending or, to the knowledge of the Parent and Merger Sub, threatened, action, suit, proceeding or investigation that would reasonably  be expected to prohibit the consummation of the transactions contemplated hereby.

Section 4.9        Solvency. As of the Effective Time and, based on the representations and warranties made by the Company, and projections made by parent with respect to the combined operations of Parent and the Surviving Corporation, for a period of 6 months following the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including without limitation, the payment of the Merger Consideration and the assumption and payment of the Severance Obligations and other obligations assumed hereunder (but excluding the Company’s undisclosed contingent liabilities), Parent, Merger Sub and the Surviving Corporation, on a combined basis, will be Solvent.  For the purposes of this Section, the term “Solvent,” means that, as of any date of determination, (a) the value of the assets of the combined entity exceeds the value of its liabilities as of such date, all as reflected on its books and records prepared in accordance with GAAP, and (b) the combined entity will be able to pay its liabilities (excluding the Company’s undisclosed contingent liabilities), as they mature.

Section 4.10      Acknowledgement by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries.  In entering into this Agreement, Parent and Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Merger Sub:  acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Merger Sub and their respective agents or representatives prior to the execution of this Agreement.

ARTICLE 5.
COVENANTS OF THE COMPANY

Section 5.1        Conduct of Business. From the date hereof until the Closing, except as contemplated by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by Parent or Merger Sub, the Company shall conduct its business in the ordinary course consistent with past practice in compliance in all material respects with all applicable laws and regulations and shall use its reasonable best efforts consistent with the other terms of this Agreement to preserve intact its business organizations and relationships with third parties, to keep available the services of its present officers and key employees, and preserve its relationships with those Persons and communities having business or other dealings with them, all with the goal of preserving unimpaired in all material respects their goodwill and ongoing businesses at the Effective Time.  Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis to review the financial and operational affairs of the Company, to the extent same shall not interfere with the regular operations of the Company, subject to the provisions of federal and state anti-trust laws, and the Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time.  Without limiting the generality of the foregoing, from the date hereof until the Closing:

(a)        the Company will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or redeem, purchase, or otherwise acquire any shares of capital stock of the Company or any Subsidiary of the Company;

(b)        the Company will not, and will not permit any of its Subsidiaries to, issue, grant, deliver, sell, pledge or otherwise encumber any shares of capital stock, any security convertible into or exchangeable for capital stock or any option, warrant or other right to acquire capital stock (other than the issuance of Shares pursuant to Options outstanding on the date hereof);

(c)        neither the Company nor any of its Subsidiaries will adopt or propose any change in its certificate of incorporation or by-laws or comparable organizational documents;

(d)        except as permitted by Section 5.3 hereof, the Company will not, and will not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any acquisition or disposition of all or substantially all of its assets or securities;

(e)        the Company will not, and will not permit any of its Subsidiaries to, split, combine, subdivide or reclassify any shares of its capital stock;

(f)        the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property, except pursuant to existing contracts or commitments disclosed to Parent prior to the date of this Agreement or in the ordinary course of business consistent with past practice;

(g)        the Company will not, and will not permit any of its Subsidiaries to: (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity; or (ii) make any loans or advances to any other Person or entity;

(h)        the Company will not, and will not permit any of its Subsidiaries to, create, assume or incur any Lien on any material asset of the Company or any Subsidiary of the Company;

(i)         except as required by law and except for the amendment, after the date hereof, of the severance, termination and change in control agreements as required by Section 5.6 hereof, the Company will not, and will not permit any of its Subsidiaries to: (i) grant or make any change in control, severance or termination payments to any officer or employee of the Company or any of its Subsidiaries; (ii) enter into, adopt, modify or amend any compensation or benefits agreement including any option, restricted stock, restricted stock unit, employment, deferred compensation or other similar agreement or any change of control or severance agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company or any of its Subsidiaries; (iii) except as contemplated by Section 1.5 hereof, accelerate the vesting or payment of or amend or change the period of exercisability or vesting of Options granted to any officer, director or employee of the Company or any of its Subsidiaries or, except as contemplated by Section 1.5, authorize cash payments in exchange for any Options granted to any such Persons; (iv) increase, accelerate the timing of, or otherwise amend the benefits payable or compensation provided under any existing severance or termination pay policies or agreements; (v) enter into any collective bargaining agreement except in the ordinary course of business; (vi) amend the terms of the Plans or adopt any new employee benefit plans; or (vii) pay, or provide for, any increase in compensation, bonus, or other benefits payable to directors or employees of the Company or any of its Subsidiaries or otherwise pay any amounts not due such individual, except for: (A) normal merit and cost of living increases of annual base salary in the ordinary course of business consistent with past practice not material in amount; and (B) except as required by the terms of contracts or agreements or collective bargaining obligations in effect on the date hereof or as necessary to comply with any applicable law;

(j)          the Company will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

(k)           the Company will not, and will not permit any of its Subsidiaries to, make or agree to make any capital expenditures greater than $25,000 in a single instance or $50,000 in the aggregate;

(l)            the Company will not, and will not permit any of its Subsidiaries to, change any accounting principles or practices except as required by any change in applicable accounting standards;

(m)           except as required by law and except for the amendment of the Severance Obligations contemplated by Section 5.1(i) hereof, the Company will not, and will not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

(n)           create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or its Subsidiaries containing any restriction on the ability of the Company and its Subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or proposed to be conducted;

(o)           enter into, terminate, amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate the terms of, any of the Significant Contracts;

(p)           other than obligations reflected in the Company’s Financial Statements, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise that involves solely money damages in an amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(q)           except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof;

(r)           the Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to do any of the foregoing actions proscribed by this Section 5.l, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions.

Section 5.2        Stockholder Meeting; Proxy Material. (a)  The Company shall cause a Meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger.  The fees and expenses of solicitation and distribution of the proxies for the Meeting and any adjournment thereof, including the cost of printing and mailing of proxy statements but specifically excluding any legal and accounting fees payable in connection with the preparation of the proxy statement, shall be paid by the Parent. The directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders, shall not withdraw, modify or qualify the Recommendation and shall take all lawful action to solicit such approval; provided that the Board of Directors may in accordance with Section 5.3 effect a Change in the Recommendation.

(b)        For purposes of this Agreement, a “Change in the Recommendation” means any withdrawal, modification or qualification, or public proposal to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger or any of the Recommendations by the Board of Directors or any committee or delegatee thereof or any action or statement by the Board of Directors or any committee or delegatee thereof inconsistent with any of the Recommendations, or the failure of the Board of Directors to publicly confirm the Recommendations within five days of receiving a written request to do so from Parent.  For the avoidance of doubt, it shall be a Change in the Recommendations if the Board of Directors (or any committee or delegatee thereof) shall have recommended to the stockholders of the Company any Acquisition Proposal (as hereinafter defined) (other than with Parent) or shall have resolved to, or publicly announced an intention to, do so.

(c)        In connection with the Meeting, the Company will: (i) as soon as practicable prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Proxy Statement and all other proxy materials for the Meeting; (ii) use its reasonable best efforts to obtain the necessary approval and adoption by its stockholders of this Agreement and the transactions contemplated hereby; and (iii) otherwise comply in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Meeting (including any requirement to amend or supplement the Proxy Statement). The Proxy Statement shall include the recommendation of the Company’s Board of Directors in favor of the Merger, unless the Company Board of Directors has effected a Change in the Recommendation in compliance with Section 5.3.

(d)        The Proxy Statement shall not be filed and no amendment or supplement to the Proxy Statement shall be made by the Company without reasonable advance consultation with Parent and its counsel. The Company shall advise Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.3        Acquisition Proposals. (a)  The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 15% of the common stock of, it or any of its Subsidiaries; or (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of capital stock of it or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Merger Sub or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, endorse an Acquisition Proposal, grant any waiver or release under any standstill or similar agreement with respect to any capital stock of the Company or any of its Subsidiaries, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to: (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in the Recommendation unless the Board of Directors expressly, and without qualification, reaffirms the Recommendation in such disclosure; (B) prior to the Meeting, in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or withdraw or modify in any adverse manner the Recommendation; (C) prior to the Meeting, engage in any discussions or negotiations with, or provide (subject to an appropriate confidentiality agreement which shall not be less favorable to the Company in any material respect than the Confidentiality Agreement (as defined herein) and a copy of which shall be provided to Merger Sub) any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, or (D) prior to the Meeting, make a Change in the Recommendation, if and only to the extent that, in any such case as is referred to in clause (B), (C) or (D), (x) the Board of Directors shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors from breaching its fiduciary duties to the stockholders of the Company under applicable law and (y) the Board of Directors shall have concluded in good faith after consultation with its legal and financial advisors that such Acquisition Proposal (1) would, if accepted, result in a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (taking into account any changes in the terms of this Agreement that Parent, in its sole discretion, shall have proposed in good faith and any break-up fees, expense reimbursement provisions and conditions to consummation), (2) has firmly committed financing from reputable institutions which is reasonably likely to be available at the consummation of such Acquisition Proposal,  and (3) is reasonably likely to be completed on a timely basis, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and the Board of Directors has no reasonable basis to believe that such Acquisition Proposal would not receive all required governmental approvals on a timely basis, (an Acquisition Proposal meeting the requirements of clauses (1), (2) and (3) being referred to herein as a “Superior Proposal” provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in this Section 5.3 except that the references to “15%” in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “100%”); provided, however, that the Board of Directors shall not take any of the foregoing actions referred to in clauses (A) through (D) until after giving five (5) Business Days written notice to Merger Sub with respect to its intent to take any such action and informing Merger Sub of the terms and conditions of such proposal and the Person making it.

(b)        The Company agrees that it will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) use reasonable best efforts to cause all Persons other than Parent and Merger Sub who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding any Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than Parent and Merger Sub) from any confidentiality, standstill or similar agreement relating to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.3(a) of the obligations undertaken in this Section 5.3.  For the avoidance of doubt, any amendment to the financial or other terms of an Acquisition Proposal (whether or not a Superior Proposal) shall be treated as a new Superior Proposal for purposes of this Section 5.3

(c)        The Company and its Subsidiaries shall: (i) promptly (and in any event within 24 hours) notify Parent of any request for information relating to any Acquisition Proposal and the terms of any written proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party; and (ii) promptly (and in any event within 24 hours) provide Parent with a copy of any such written request or Acquisition Proposal, if written. The Company shall keep Parent reasonably informed on a current basis of the status, terms and details (including any amendments or proposed amendments) of any such request or Acquisition Proposal.

Section 5.4        Access to Information. From the date hereof until the Effective Time, upon reasonable notice the Company will (and will cause each of its Subsidiaries to) give Parent and Merger Sub, their counsel, financial advisors, auditors and other authorized representatives and those Persons (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby full access during normal business hours to its offices, properties, books and records, will allow them to inspect and make copies of contracts, books and records and all other documents and information that they may reasonably request, to the extent same exist, related to the operations and business of the Company, will (and will cause each of its Subsidiaries to) furnish to them such financial and operating data and other information as they may reasonably request, to the extent same exist, will allow them to meet with designated personnel of the Company and its representatives, and will instruct its employees, counsel, financial advisors and accountants to cooperate with them in their investigation of the business of the Company and its Subsidiaries.  In addition, the Company shall make available to Parent, true, correct and complete copies of any reports, studies or tests possessed by the Company or any of its Subsidiaries related to environmental conditions or compliance with Environmental Laws at any facility owned or operated at any time by the Company or its current or former Subsidiaries.  Unless otherwise required by law, Parent, Merger Sub and their counsel, financial advisors, auditors and other authorized representatives and the financial institutions (and their counsel and representatives) shall hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement. The Company shall promptly deliver reasonably in advance of filing to Parent and Merger Sub correct and complete copies of (a) any report, statement or schedule filed, subsequent to the date of this Agreement, with the SEC; and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course of business that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel.  No review pursuant to this Section 5.4 shall affect any representation or warranty given by any party.

Section 5.5        Tax Matters. Except as disclosed in Section 5.5 of the Company Disclosure Schedule, with respect to Taxes, without the prior consent of Parent or Merger Sub, neither the Company nor any of its Subsidiaries shall make, revoke or change any material election, change an annual accounting period, adopt or change any accounting method, file any material amended Return, enter into any closing agreement, settle a material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries. Upon the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination of any Tax of the Company or any of its Subsidiaries, the Company shall provide prompt notice to Merger Sub of such matter setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

Section 5.6        Benefit Plans. Prior to the Effective Time, the Company shall take such action as may be necessary to amend the terms of the severance, termination and change in control provisions of certain agreements identified in Section 5.6 of the Company Disclosure Schedule (such severance, termination and change in control agreements, modified as contemplated by this Section 5.6 and the Company’s obligation to make payments under such agreements as so modified, including, but not limited to, the Company’s obligation to pay the employee portion of any group medical insurance premiums for any individuals who are parties to any such severance, termination or change in control agreements following the Effective Time, but excluding any payroll taxes and other withholding, being hereinafter the “Severance Obligations”) to the extent necessary to provide that the aggregate amount due and payable to those individuals with whom the Severance Obligations exist (as set forth in Section 5.6 of the Company Disclosure Schedule) (such individuals being hereinafter collectively the “Severance Participants”) shall not, in the aggregate, exceed $1,214,000; provided that such amendments to the Severance Obligations may only be adopted following consultation with Parent and with Parent’s consent, such consent not to be unreasonably withheld.  Except as disclosed in Section 5.6 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Merger Sub enter into, adopt, amend (except as may be required by law) or terminate any of the Plans or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of their respective current or former employees, directors or officers.

Section 5.7        Company Cooperation; Takeover Laws. (a)  The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors (including legal and accounting advisors) to provide, all cooperation reasonably requested by Parent in connection with the arrangement of any financing to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement (the “Financing”).

(b)        In connection with and without limiting the foregoing, the Company shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby or by the Voting Agreements, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the Merger or any other transaction contemplated hereby or by the Voting Agreements, take all action necessary to ensure that the Merger, and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

(c)        Notwithstanding the foregoing provisions of this Section 5.7, prior to the Effective Time,  the Company and the Subsidiaries shall not be required to pay any commitment or other similar fee or to make any other payment other than reasonable out-of-pocket costs (100% of which shall be promptly reimbursed by the Parent) or to assume or incur any other liability in connection with the Financing and the compliance by the Company with its obligations under the preceding provisions of this Section 5.7.  The Parent shall indemnify and hold the Company, the Subsidiaries and their respective Representatives harmless from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

Section 5.8        Notice of Certain Events. The Company shall promptly notify Parent and Merger Sub of:

(a)        any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)        any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)        any claim, action, suit, investigation or proceeding commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement;

(d)        any change, circumstance, event or effect that is or is reasonably  expect to be a Material Adverse Change; and

(e)        the breach by the Company of any representation or warranty contained herein that is qualified as to materiality, Material Adverse Effect or Material Adverse Change, or a material breach of any representation or warranty contained herein that is not so qualified.

ARTICLE 6.
COVENANTS OF PARENT AND MERGER SUB

Section 6.1        Indemnification. (a)  All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries as provided in the Company’s certificate of incorporation or by-laws or pursuant to any agreements previously disclosed by the Company to Parent and Merger Sub in writing, or the certificate of incorporation, by-laws or similar constitutive documents of any Subsidiary of the Company as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) for a period of six years after the Effective Time. For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent provided by the Company’s certificate of incorporation or by-laws as in effect on the date hereof or pursuant to any agreements, copies of which have been previously made available by the Company to Parent and Merger Sub. In the event any claim or claims (a “Claim or Claims”) are asserted or made pursuant to the preceding sentence within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until final disposition of any and all such Claim or Claims. Without limiting the foregoing, the Surviving Corporation, to the extent permitted by applicable law, will periodically advance reasonable expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law or pursuant to any agreements, copies of which have been previously made available by the Company to Parent and Merger Sub; provided, however, that the Person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  If a claim under this Section is not paid by the Surviving Corporation, or on its behalf, within 30 days after a written claim has been given to the Surviving Corporation, the party seeking indemnification may at any time thereafter bring suit against the Surviving Corporation to recover the unpaid amount of the claim and if successful, the party seeking indemnification shall also be entitled to be paid all costs and expenses of prosecuting such claim, including reasonable attorneys’ fees and interest.

(b)        Beginning on the Closing Date and continuing for a period of six (6) years from the Closing, Parent shall maintain, or shall cause the Surviving Corporation to maintain, directors and officers insurance coverage for the present and former directors and officers of the Company or any of its Subsidiaries with respect to events or occurrences existing or occurring prior to the Closing Date, with the amount of such coverage being no less than the amount of the coverage available to the present and former directors and officers of the Company or any of its Subsidiaries under the terms of the directors and officers insurance policy maintained by the Company immediately prior to the Closing Date.  The Company acknowledges that the Parent and the Surviving Corporation shall be conclusively deemed to have satisfied their obligations under this Section 6.1(b) by procuring an endorsement to the directors and officers insurance policy which is in effect immediately prior to the Closing Date which provides for an extended reporting period (commonly referred to as a “tail”) for a period of six (6) years following the Closing Date.  On or prior to the fifteenth (15th) Business Day after the Closing Date Parent shall provide to Tashlik, Kreutzer, Goldwyn & Crandell P.C. a certificate of insurance from the appropriate carrier evidencing Parent’s procurement of the extended reporting period in satisfaction of its obligations under this Section 6.1(b).

(c)        In the event that the Surviving Corporation or its successors or assigns: (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties or assets to any Person, then in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.1.

(d)        This Section 6.1 is intended to be for the benefit of, and shall be enforceable, by the indemnified parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

Section 6.2        Merger Sub. Parent hereby irrevocably and unconditionally guarantees to Company the performance (i) by Merger Sub of its obligations pursuant to this Agreement and (ii) by the Surviving Corporation of its obligations to the Severance Participants, and other obligations to be satisfied by the Surviving Corporation hereunder (collectively, the “Obligations”).  Parent’s guaranty is an absolute, unconditional and continuing guarantee of the Obligations, and not a guarantee of collection.  Further, Parent will take all action necessary: (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement; and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.3        Escrow. Parent and Merger Sub shall, at the Closing, place into escrow the amount of $711,028 and shall cause the Surviving Corporation, at the Closing, to place into escrow all of its available cash, so as to ensure the prompt satisfaction by the Surviving Corporation of its obligations hereunder, including without limitation, the obligations set forth in Section 6.4 hereunder, all pursuant to an escrow agreement with an escrow agent reasonably acceptable to the parties.

Section 6.4        Payment of Severance Obligations and Director Fees. Within fifteen (15) Business Days of the Closing, Parent shall pay or shall cause the Surviving Corporation to pay the Severance Obligations and the Director Fees in accordance with Section 6.4 of the Company Disclosure Schedule, together with any payroll taxes and other withholding associated therewith.  Parent may direct that the entire amount deposited in Escrow in accordance with Section 6.3 be used to satisfy the obligations of Parent and the Surviving Corporation contained in this Section 6.4.  Parent shall deliver or shall cause the Surviving Corporation to deliver an Adjusted Cash Balance Statement (as such term is defined in Section 6.4 of the Company Disclosure Schedule) to each person entitled to receive a payment pursuant to this Section 6.4 (assuming the maximum amount of the Adjusted Cash Balance).

ARTICLE 7.
COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 7.1        Reasonable Best Efforts. Subject to terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 7.2        Certain Filings. Subject to the terms and conditions of this Agreement (including but not limited to Section 7.3 below), the Company, Parent and Merger Sub shall consult and cooperate with one another: (i) in connection with the preparation of the Proxy Statement and the Other Filings; (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3        Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or any organization providing stock quotations, will not issue any such press release or make any such public statement prior to such consultation. An initial press release announcing the execution of this Agreement shall be made separately by Parent and the Company, in consultation and cooperation with each other, promptly after the execution hereof.

Section 7.4        Exemption from Section 16(b) Liability. Parent and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Shares or other equity securities of the Company in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Exchange Act Rule 16b-3 and the rules and regulations thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be requested by the Company.

Section 7.5        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 8.
CONDITIONS TO THE MERGER

Section 8.1        Conditions to the Obligations of Each Party. The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)        this Agreement shall have been approved by the holders of at least a majority of the outstanding Shares in accordance with applicable law;

(b)        no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits, restrains or makes illegal consummation of the transactions contemplated by this Agreement; and

(c)        all consents, approvals and licenses of any state, federal or foreign governmental or other regulatory body required in connection with the execution, delivery, and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the expected benefits of the transaction to the Parent or the Surviving Corporation.

Section 8.2        Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)        no governmental or regulatory authority shall have instituted any claim, action, suit, investigation or proceeding for the purpose of enjoining or preventing the transactions contemplated hereby, or which could reasonably be expected to result in a Material Adverse Effect on the Company;

(b)        the Company shall have taken all action necessary to modify or amend the Severance Obligations to provide that the amount of the Severance Obligations payable to the Severance Participants does not, in the aggregate, exceed an amount equal to $1,214,000 exclusive of payroll taxes and other withholding;

(c)        the Company shall not have received, pursuant to Section 262 of the DGCL, written demands for appraisal of the fair market value of the Shares from the holders of Company Common Stock representing, in the aggregate, more than eight percent (8%) of the Company Common Stock entitled to vote at the Meeting;

(d)        all of the representations and warranties of the Company set forth herein that are qualified as to materiality, Material Adverse Effect or Material Adverse Change shall be true and correct, and all of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time and at all times prior to the Effective Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date);

(e)        the Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date;

(f)        since December 31, 2008, there shall not have been any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on the Company; and

(g)        the Company has received the written opinion of the Financial Advisor to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the Company’s stockholders is fair to such holders from a financial point of view.

Section 8.3        Condition to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the conditions on or prior to the Closing Date that: (a) all of the representations and warranties of Parent and Merger Sub set forth herein that are qualified as to materiality, Material Adverse Effect or Material Adverse Change shall be true and correct, and all of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time and at all times prior to the Effective Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date); and (b) Parent and Merger Sub shall have performed in all material respects all obligations arising under the agreements and covenants required to be performed by them prior to or on the Closing Date.

ARTICLE 9.
TERMINATION

Section 9.1        Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)        by mutual written consent of the Company, Parent and Merger Sub at any time;

(b)        by either the Company or Parent if the Merger is not consummated on or before September 30, 2009 (the “Outside Date”); provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.1(b) if such party shall have materially breached this Agreement;

(c)        by the Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction, or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger or rendering the consummation of the Merger illegal, and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

(d)        by the Company if, there shall have occurred, on the part of the Parent or Merger Sub, a breach of any representation, warranty, covenant or agreement contained in this Agreement that could reasonably be expected to result in the failure of the condition set forth in Section 8.3(a) or Section 8.3(b) as the case may be which is not curable or, if curable, is not cured within the earlier of (i) thirty (30) calendar days after a written notice of such breach is given by the Company to the party committing the breach and (ii) the Outside Date;

(e)        by the Parent if, there shall have occurred on the part of the Company, a material breach of any representation, warranty or agreement contained in this Agreement that could reasonably be expected to result in the failure of the condition set forth in Section 8.2(b) or Section 8.2(c), as the case may be, which breach is not curable or, if curable, is not cured within the earlier of (A) thirty (30) calendar days after written notice of such breach is given by the Parent to the Company and (B) the Outside Date; or

(f)        by the Company or Parent if (i) the adoption of this Agreement and the Merger is not approved by the Company’s stockholders at the Meeting called and held for the purpose of voting on the approval of the adoption of this Agreement and the Merger; or (ii) the Company’s Board of Directors shall have made a Change in the Recommendation.

Section 9.2        Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (unless such termination is the result of deliberate breach of this Agreement by such party); provided, however, that this Section 9.2, Section 9.3 and Article 10 of this Agreement shall survive the termination hereof.

Section 9.3        Fees, Expenses and Other Payments. (a)  The Company shall pay to Parent or Merger Sub by certified check or wire transfer to an account designated by Parent, immediately following receipt of a request therefor, the sum of $275,000.00 (the “Company Termination Fee”) in the event that either: (i) this Agreement is terminated by the Parent pursuant to Section 9.1(e); or (ii) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(f)(ii); or (iii) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(f)(i) at any time after a Superior Proposal (as defined in Section 5.3 except that references to 15% in such definition shall, for purposes of this Section 9.3(a), be deemed to be 50%) has been made or publicly disclosed by a third party prior to the Meeting, and, within one year after the Meeting, the Company enters into a definitive agreement with respect to, or consummates such Superior Proposal.  In no event shall the Company be liable for more than one Company Termination Fee.

(b)        Parent shall pay to the Company by certified check or wire transfer to an account designated by the Company, immediately following receipt of a request therefor, the sum of $275,000.00 (the “Parent Termination Fee”) in the event that either: (i) this Agreement is terminated by the Company pursuant to Section 9.1(d); or (ii) Parent and Merger Sub fail to consummate the Merger after all of the conditions required to be satisfied by the Company pursuant to Sections 8.1 and 8.3 hereof have been satisfied by the Company (or waived by Parent or Merger Sub).  In no event shall Parent be liable for more than one Parent Termination Fee.

(c)        In the event that all of the conditions required to be satisfied by the Company pursuant to Sections 8.1 and 8.3 hereof have been satisfied by the Company (or waived by Parent or Merger Sub), Parent and Merger Sub shall be obligated to consummate the transaction contemplated hereby.  The Company shall be permitted to initiate an action to require the Parent and Merger Sub to specifically perform their obligations hereunder.

(d)        The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if either party fails to perform its obligations pursuant to this Section 9.3, and, in order to obtain such performance, the other party commences a suit which results in a judgment against the non-performing party for the performance set forth in this Section 9.3, the non-performing party shall also pay to the prevailing party its costs and expenses incurred in connection with such litigation.  The Company agrees that the damages resulting from the termination or breach of this Agreement are uncertain and incapable of accurate calculation and that the amount payable pursuant to Section 9.3(a) or Section 9.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by Parent, Merger Sub or the Company, as the case may be, under such circumstances.  The amount payable pursuant to Section 9.3(a) hereof constitute liquidated damages and not a penalty and shall be the sole remedy to which Parent or Merger Sub is entitled in connection with a termination or breach of this Agreement and Parent and Merger Sub shall not be entitled to enforce specifically the terms and provisions hereof.  As set forth above, the Company shall be entitled, at its option, to either enforce specifically the terms and provisions hereof or accept the Parent Termination Fee.

ARTICLE 10.
 GENERAL

Section 10.1        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

(a)          if to Merger Sub, to:

TNM Group Incorporated
6 East 32nd Street, 6th Floor
New York, New York  10016
Attention: James K. Lonergan

with a copy (which shall not constitute notice to Merger Sub) to:

Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203-1425
Attention: Paul J. Schulz Esq.

and

(b)          if to the Parent, to:

The Newsmarket, Inc.
6 East 32nd Street, 6th Floor
New York, New York  10016
Attention: James K. Lonergan

with a copy (which shall not constitute notice to Parent) to:

Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203-1425
Attention: Paul J. Schulz Esq.

(c)          if to the Company, to:

Medialink Worldwide Incorporated
708 Third Avenue
New York, New York  10017
Attention: Kenneth G. Torosian

with a copy (which shall not constitute notice to the Company) to:

Tashlik, Kreutzer, Goldwyn & Crandell P.C.
40 Cuttermill Road, Suite 200
Great Neck, New York  11021
Attention: Theodore Wm. Tashlik, Esq.

Or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  Each such notice, request or other communication shall be effective when delivered or received at the address or facsimile number specified in this Section.

Section 10.2        Non-survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall expire at and not survive the Effective Time.  This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 10.3        Amendments; No Waivers. (a)  This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement.

Section 10.5        Entire Agreement; Governing Law; No Third Party Beneficiaries. This Agreement (including any schedules hereto) and the confidentiality agreement between the Company and the Parent dated May 22, 2009 (the “Confidentiality Agreement”): (a) constitute the entire agreement with respect to the matters contemplated hereby and thereby, and (b) supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.  Except as explicitly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.6        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.7        Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

Section 10.8        Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.9        Knowledge. For the purposes of this Agreement, “to the knowledge of Company”, “the Company’s knowledge” or similar terms shall mean the actual knowledge after reasonable inquiry of Laurence Moskowitz and Kenneth Torosian.

Section 10.10       Exhibits and Schedules. For purposes of this Agreement, any matter that is clearly disclosed in a Section of the Company Disclosure Schedule to this Agreement shall be deemed to have been included in such other Sections to the extent readily apparent, notwithstanding the omission of an appropriate cross reference thereto.  Disclosure of any fact or item in any Section to the Company Disclosure Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.  There may have been included in a Section to the Company Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

Section 10.11       Permitted Investments. For purposes of this Agreement, “Permitted Investments” shall mean (a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years; (b) time deposit accounts, certificates of deposit and money market deposits issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (c) repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper issued by a corporation (other than an affiliate of Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision thereof, and rated at least A by S&P or A by Moody’s; (f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5  billion.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Medialink Worldwide Incorporated

By:	/s/ Kenneth G. Torosian
Kenneth G. Torosian, Chief Financial Officer

The Newsmarket, Inc.

By:	/s/ James K. Lonergan
James K. Lonergan, Chief Executive Officer

TNM Group Incorporated

By:	/s/ James K. Lonergan
James K. Lonergan, Chief Executive Officer